INVESTMENT AGREEMENT

INVESTMENT AGREEMENT (this "AGREEMENT"), dated as of August 27, 2009 by and between Inscrutor Inc., a company incorporated in the State of Delaware, company number EID 320251358, (hereinafter "Inscrutor" or the "Investor"), Anders Korsgaard Holding ApS, CVR-nr. 29 61 63 45, Heilskovgade 36, DK-9000 Aalborg, Denmark (hereinafter "AK" or the "Founder"), Mads Bang Holding ApS, CVR-no. 29 61 63 37, Hanesvinget 1, DK-9520 Skorping, Denmark (hereinafter "MB" or the "Founder"), and Serenergy A/S, CVR-no. 29 61 66 47, Majsmarken 1, DK-9500 Hobro, Denmark (hereinafter the "Company") a Denmark Corporation.

WHEREAS, the parties desire that, upon the terms and subject to the conditions contained herein, the Investor shall invest in a Tranche 1 investment of DKK xxxxxxxxxxx by subscription for nominally DKK 84,000 shares of nominally DKK 1 each in the Company;

WHEREAS, the parties desire that, upon the terms and subject to the conditions contained herein, the Investor shall make an additional investment of up to DKK xxxxxxxxxxxx subscription for nominally up to DKK 242,667 shares of nominally DKK 1 each in the Company;

NOW THEREFORE, be it RESOLVED, that the objective of this agreement is to provide the Company with proceeds to expand the development, manufacturing and marketing efforts of the Company and at the same time secure the Investor a potential significant ownership of the Company; and be it further

RESOLVED, that the objective of this agreement is to provide the investor with a global exclusive distribution agreement to conduct all sales, marketing and project-development of the Company's products to the segments Vehicles and an exclusive distribution agreement to conduct all sales, marketing and project development of all the Company's products in USA, Canada and Israel and globally in respect of the United Nations.

NOW THEREFORE, in consideration of the foregoing recitals, which shall be considered an integral part of this Agreement, the covenants and agreements set forth hereafter, and other good

1.	Defintions
1.1	In this Agreement the terms mentioned below shall have the following meaning:
	Agreement	Shall mean this investment agreement, including schedules.
	Articles of Association	Shall mean the Company's new Articles of Association following Tranche 1 Closing.
	Board of Directors	Shall mean the Company's board of directors from time to time.
	Company	Shall mean Serenergy A/S, a Danish corporation registered under CVR-no. 29 61 66 47.
Confidential Information
Means any information of any kind or nature whatsoever, whether written or oral, including, without limitation, this Agreement, financial information, trade secrets, customer lists and other information, regarding the Parties, which is not known to the general public.

	Exclusive Distribution Agreement I	Shall mean the exclusive distribution and manufacturing license agreement attached as Schedule 2.4.a.
	Exclusive Distribution Agreement II	Shall mean the exclusive distribution agreement attached as Schedule 2.4.b.
	Founders	Shall mean both AK, MB and/or their companies and the ultimative owners of these companies. The Founders are Parties to this Agreement in their capacity of shareholders in the Company.
	Field of Activity	Shall mean the manufacturing of fuel cell technology and related services and production, performed by the Company at Tranche 1 Closing and any time thereafter.

Intellectual Property
Shall mean patents and pending patent applications, trade marks, service marks, rights in design (whether registered or not), copyrights (including rights in software), know-how, business and trade names, and all other intellectual property or similar forms or protection or having a similar effect in any part of the world including, where appropriate, the right to apply for the registration of any right.

Investor	Shall mean Inscrutor Inc., a US corporation registered under the laws of Delaware, company number EID 32-0251358.
Net Investment	Shall mean the investments made in Inscrutor less transaction costs, cf. Clause 5.7.2.
Shareholders' Agreement	Shall mean the Shareholders' Agreement attached as Schedule 6.1.
Step Plan	Shall mean the actions set forth in Clause 2.7 of the Agreement.
Tranche 1 Closing	Shall mean the completion of Tranche 1 Investment, which shall take place no later than 28 August 2009, cf. Clause 7.2.
Tranche 2 Closing	Shall mean the completion of Tranche 2 Investment, cf. Clause 10.
Tranche 1 Investment	Shall mean the Investor's investment of DKK xxxxxxxxxx by subscription for nominally DKK 84,000 shares of nominally DKK 1 each in the Company.
Tranche 2 Investment	Shall mean the Investor's additional investment of up to DKK xxxxxxxxx by subscription for nominally up to DKK 242,667 shares of nominally DKK 1 each in the Company.

2.	Background and object
2.1	The Company was founded on 9 June 2006 by the Founders and is engaged in the Field of Activity.
2.2	At the date of this Agreement, the Company has an issued share capital of DKK 665,000.
2.3
The object of this Agreement is to provide the Company with proceeds to expand the development, manufacturing and marketing efforts of the Company and at the same time secure the Investor a potential significant ownership of the Company. Further, the object of the Agreement is to establish an ownership structure of the Company that will facilitate the future activities of the Company. The Company is further described in the Power Point presentation attached hereto as Schedule 2.3.a. The contemplated development of the Company is described in the business plan attached hereto as Schedule 2.3.b.

2.4
Furthermore the objective of this Agreement is to provide the Investor with (i) a global exclusive distribution and manufacturing license agreement to conduct all sales, marketing and project-development of the Company's products to the segments Vehicles (hereinafter referred to as "Exclusive Distribution Agreement I") attached hereto as Schedule 2.4.a and (ii) an exclusive distribution agreement to conduct all sales, marketing and project-development of all the Company's products in USA, Canada and Israel and globally in respect of the United Nations (hereinafter referred to as "Exclusive Distribution Agreement II") attached hereto as Schedule 2.4.b.

2.5
Based on Exclusive Distribution Agreement I and Exclusive Distribution Agreement II entered into between Inscrutor and the Company, the Investor shall raise investments in Inscrutor from external investors. The total amount to be raised in Inscrutor post Tranche 1 Closing shall be the basis for the calculation of the amounts to be invested in the Company by the Investor under Tranche 2 Investment.

2.6	The Parties have agreed that the Company, when Tranche 2 is completed, shall have received a total amount of maximum DKK xxxxxxxxxx (Tranche 1 Investment equal to DKK xxxxxxxxxx and Tranche 2 Investment equal to an amount up to DKK xxxxxxxxxx from the Investor with the effect that the Investor after completion of Tranche 2 shall own a total of up to 32.29 % of the share capital in the Company

2.7	To achieve the object set forth in Clauses 2.3 the following step plan (hereinafter referred to as the "Step Plan") shall be executed.
2.7.1	The adoption of a capital increase of nominally DKK 84,000 shares in the Company, cf. Clause 4 (Tranche 1 Investment).
2.7.2	The adoption of one or more capital increase(s) of up to a total of nominally DKK 242,667 in the Company, cf. Clause 5 (Tranche 2 Investment).
2.8
In this Agreement, some amounts are set forth in USD (Clauses 4 and 5). The Parties agree that the exchange rate between USD and DKK shall be calculated in accordance with the of ficial exchange rate of Danmarks Nationalbank on the date in question. However, the Parties have agreed that the exchange rate between USD and DKK shall in no case be lower than 5.10, e.g. 100 USD shall at all times be equal to minimum DKK 510.

3.	Capitalization
3.3	Before the execution of the Step Plan the capital structure of the Company is as follows:

Shareholder	Share Capital (DKK)%
Aalborg Universitet	25,000	3.80
Kota Holding ApS	72,000	10.80
Claus Korsgaard	8,000	1.20
Arne Cornelius Moller	6,000	0.90
Poul Erik Madsen	4,000	0.60
Mikkel Th0gersen og Rikke Kirkegaard	4,000	0.60
Anette og Thomas Sogaard	4,000	0.60
Karen 01and	8,000	1.20
Jan Larsen	8,000	1.20
Knud Korsgaard	4,000	0.60
Mette Bang og Steen Thomsen	4,000	0.60
Mads Bang Holding ApS	259,000	38.90
Anders Korsgaard Holding ApS	259,000	38.90
Sum	665,000	100.00

3.2
As per the date of this Agreement the Company has issued warrants to employees entitling certain employees to subscribe for nominally DKK 24,000 shares in the Company as set out in Schedule 3.2. The warrants shall be exercised in the period between 15 November 2011 and 31 December 2011.

4.	Tranche 1 investment

4.1
By entering into this Agreement the Company agrees to issue and the Investor agrees to subscribe for nominally DKK 84,000 shares of nominally DKK 1 each, thereby increasing the nominal share capital of the Company from DKK 665,000 to DKK 749,000 consisting of 749,000 shares (Tranche 1 Investment).

4.2	The new shares subscribed by the Investor shall have the same rights as the existing shares.
4.3	The Investor hereby undertakes to subscribe for nominally DKK 84,000 shares, and the Company and the Founders hereby accept to issue and vote for such Tranche 1 Investment.
4.4
Subscription for the Tranche 1 Investment shall be made at a price of DKK xxxxxxxxxx per nominal DKK 1 share, i.e. for a total subscription amount of DKK xxxxxxxxxx. of which DKK xxxxxxxxxx  shall be paid by the Investor.

4.5	Subscription for the Tranche 1 Investment shall take place on Tranche 1 Closing. Tranche 1 closing is held on 28 August 2009 in accordance with the principles set forth in Clause 7.
4.6	At Tranche 1 Closing the total amount paid by the Investor under the Tranche 1 Investment, cf. Clause 4.6, shall be settled.
4.7	As per Tranche 1 Closing the Investor is entitled to appoint one member of the Board of Directors. The Parties have agreed that a minimum of 6-8 annual board meetings shall be held.
4.7.1
Jesper Toft shall for a period of eighteen (18) months from the date of this Agreement be entitled to be appointed as observer to the Board of Directors. The observer shall be without voting rights, but shall be entitled to participate and speak in all meetings of the Board of Directors. The observer shall be entitled to receive the same agendas, minutes and other board material from the board meetings etc. as received by the members of the board.

4.7.2
Notwithstanding Clause 4.7.1, the right for Jesper Toft to be appointed as observer to the Board of Directors shall automatically lapse in case the Investor does not fulfil its obligation make further investments in the Company of an amount of minimum USD 500,000 under Tranche 2 Investment, cf. Clause 5.

4.8	No later than two (2) weeks from Tranche 1 Closing, an extraordinary general meeting of the Company shall be conducted in which the following resolutions shall be adopted:

4.8.1	Election of a new Board of Directors of the Company.
4.8.2	Adoption of new Articles of Association in the form set out in Schedule 4.8.2.
4.9	The resolutions set forth in Clause 4.8 shall be passed as determined in the agreed form minutes of extraordinary general meeting attached hereto as Schedule 4.9.
4.10
The Investor agrees to pay and to transfer the Tranche 1 Investment subscription amount into the client account of the Company with Hjulmand & Kaptain Advokatfirma in Nordea, reg. no. 2214, account no.  xxxxxxxxxx

4.11
Subject to the decision to increase the share capital Hjulmand & Kaptain Advokatfirma shall irrevocably be instructed to carry out the registration of the capital increase with the Danish Commerce and Companies Agency and update of the Company's share register.

4.12	Prior to the Tranche 2 Investment the share capital of the Company is expected to be as follows:

Shareholder	Share Capital (DKK)%
Aalborg Universitet	25,000	3.25
Kota Holding ApS	92,000	11.96
Claus Korsgaard	8,000	1.04
Arne Cornelius Moller	6,000	0.78
Poul Erik Madsen	4,000	0.52
Mikkel Thogersen og Rikke Kirkegaard	4,000	0.52
Anette og Thomas Sogaard	4,000	0.52
Karen 01and	8,000	1.04
Jan Larsen	8,000	1.04
Knud Korsgaard	4,000	0.52
Mette Bang og Steen Thomsen	4,000	0.52
Mads Bang Holding ApS	259,000	33.68
Anders Korsgaard Holding ApS	259,000	33.68
Inscrutor Inc.	84,000	10.92
Sum	769,000	100.00

4.12.1
As per the date of this Agreement Kota Holding ApS owns a shareholding of nominally 72,000 shares in the Company. However, Kota Holding ApS has agreed to subscribe for additionally nominally 20,000 shares in the Company in the period between Tranche 1 Closing and Tranche 2 investment.

5.	Tranche 2 Investment

5.1	By entering into and complying with this Agreement the Investor has an obligation to make farther investments in the Company by completing a Tranche 2 Investment.
5.2	The Investor shall be entitled to and obligated to complete the Tranche 2 Investment if:
5.2.1	The Company in all material respects has conducted business according to the Business Plan dated September 2008, cf. Schedule 2.3.b,
5.2.2	The Company has not suspended its payments, applied for an administration order, been declared bankrupt, etc.
5.3
For the avoidance of doubt the Investor shall have the right but not the obligation, to carry out Tranche 2 Investment even if the matters set forth in Clause 5.2.1 - Clause 5.2.2 have not been achieved.

5.4
The Investor shall no later than 15 May 2010 by written notice to the Company and by email to Anders Korsgaard, ark@serenerRy.com and Mads Bang, mba@serenergy.com demand Tranche 2 Investment to be completed no later than 31 May 2010. In case the Investor gives such a written notice the Company shall use its best efforts to complete Tranche 2 Investment no later than 31 May 2009. In order to provide the Company with sufficient funds without unnecessary delay, the Investor shall be entitled to and obligated to divide the Tranche 2 Investment into two or more investments by subscription of new shares in the Company, cf. Clause 5.7.

5.5	At Tranche 2 Investment the Investor shall subscribe for additional shares in the Company, cf. Clause 5.7.
5.6	The Parties agree to vote in favour of Tranche 2 Investment.
5.7
At Tranche 2 Investment the Investor shall subscribe for additional shares in the Company for an amount up to a maximum of DKK xxxxxxxxxx Subscription for the Tranche 2 Investment shall be made at a price of DKK xxxxxxxxxx  per nominal DKK 1 Share.

5.7.1	The Tranche 2 Investment is calculated on the basis of investments to be raised in Inscrutor post Tranche 1 Closing.

5.7.2
The Investor is obligated to invest an amount equal to minimum 33 % of the total net investment (hereinafter referred to as "Net Investment") raised in Inscrutor in the period between Tranche 1 Closing and 1 May 2010. Thus, the Investor is not obligated to invest any part of any Net Investment in the Company obtained after 1 May 2010. Net Investment is defined as the amount invested in Inscrutor less transaction costs, financing fees, legal fees, etc., as stated in the calculation example attached hereto as Schedule 5.7.2, however such transaction costs, financing fees, legal fees, etc., shall not in any case exceed twenty (20) per cent (%) of the amount invested in Inscrutor. Thus, if external investors invest a total amount equal to a Net Investment of USD 6,000,000 in Inscrutor, the Investor shall subscribe for new shares in the Company for an amount of USD 2,000,000 under Tranche 2 Investment.

5.7.3
As soon as the Investor has raised a total Net Investment of minimum USD 1,500,000 in Inscrutor in the form of a cash capital increase in Inscrutor, the Investor shall subscribe for new shares in the Company for an amount equal to minimum 33 % of such Net Investment. The subscription for new shares in the Company shall take place no later than three (3) weeks after the completion of a cash capital increase in Inscrutor, which provides Inscrutor with a Net Investment of minimum USD 1,500,000.

5.7.4
Provided that the Investor, in addition to the investments set forth in Clause 5.7.3, raises further investments in Inscrutor before 1 May 2010 in the form of a cash capital increase, the Investor is obligated to subscribe for additional new shares in the Company for an amount equal to 33 % of the Net Investment descending from such further investment in Inscrutor. The subscription for new shares in the Company shall take place no later than three (3) weeks after the completion of a cash capital increase in Inscrutor, which provides Inscrutor with a Net Investment.

5.7.5	Notwithstanding Clause 5.7.2 - 5.7.4, the Investor shall not in any case be obligated to invest a total amount in the Company that exceeds DKK xxxxxxxxxxunder the Tranche 2 Investment, cf. Clause 5.7.
5.7.6
The Net Investment shall be calculated by Inscrutor's certified public accountant no later than 8 May 2010. Upon the Company's request Inscrutor is obligated to submit to the Company all calculations of any Net Investment according to the "open book principle".

5.8	The subscription amount in Tranche 2 Investment shall be maximum DKK xxxxxxxxxx as set forth in Clause 5.7 which subscription amount the Investor agrees to pay and to transfer into the client account of the Company with Hjulmand & Kaptain Advokatfirma in Nordea. reg. no. 2214, account no. xxxxxxxxxx

5.9
Subject to the decision(s) to increase the share capital Hjulmand & Kaptain Advokatfirma shall irrevocably be instructed to carry out the registration of the capital increase with the Danish Commerce and Companies Agency and update of the Company's share register.

5.10
The subscription amount shall be released and transferred by Hjulmand & Kaptain Advokatfirma to the Company's account immediately upon Hjulmand & Kaptain Advokatfirma's registration of the capital increase with the Danish Commerce and Companies Agency and update of the Company's share register.

5.11	Provided that the Investor subscribes for new shares for the maximum amount of DKK xxxxxxxxxx the capital structure of the Company following the Tranche 2 Investment is expected to be as follows:

Shareholder	Share Capital (DKK)%
Aalborg Universitet	25,000	2.47
Kota Holding ApS	92,000	9.09
Claus Korsgaard	8,000	0.79
Arne Cornelius Moller	6,000	0.59
Poul Erik Madsen	4,000	0.40
Mikkel Thogersen og Rikke Kirkegaard	4,000	0.40
Anette og Thomas Sogaard	4,000	0.40
Karen 01and	8,000	0.79
Jan Larsen	8,000	0.79
Knud Korsgaard	4,000	0.40
Mette Bang og Steen Thomsen	4,000	0.40
Mads Bang Holding ApS	259,000	25.60
Anders Korsgaard Holding ApS	259,000	25.60
Inscrutor Inc. - Tranche I	84,000	8.30
Inscrutor Inc. - Tranche 2	242,667	23.99
Sum	1,011,667	100.00

6.	Shareholders' agreement

6.1	At the date of the signing of this Agreement, the Investor shall enter into and sign the Shareholders Agreement, attached hereto as Schedule 6.1.

7.	Tranche 1 Closing
7.1	Time and Place:
7.2
Tranche 1 Closing shall take place no later than 28 August 2009 (the "Closing Date"). At Tranche 1 Closing the total amount paid by the Investor under the Tranche 1 Investment, cf. Clause 4.5, shall be settled.The Parties agree that the steps mentioned in Clause 4 shall be comprised by Tranche 1 Closing.

7.3	The steps mentioned in Clause 5 shall be effected as soon as possible, however, subject to any specific provisions set forth in the Clause mentioned.
7.4	Closing obligations of the Company and the Founders
7.4.1	At Tranche 1 Closing, subject to the Investor's fulfilment of the obligations set out in Clause 7.6, the Company and the Founders shall:

(i)	Conduct an extraordinary general meeting in the Company in accordance with Clause 4 and sign the minutes of such extraordinary general meeting in the form set out in Schedule 4.7.3.

7.5	Closing obligations of the Company

7.5.1	At Tranche 1 Closing, subject to the Investor's fulfilment of the obligations set out in Clause 7.6, the Company shall:

(i)	sign the Exclusive Distribution Agreement I attached hereto as Schedule 2.4.a.
(ii)	sign the Exclusive Distribution Agreement II attached hereto as Schedule 2.4.b.

7.6	Closing obligations of the Investor

7.6.1	At Tranche 1 Closing, subject to the fulfilment of the Company's and the Founders' fulfilment of the obligations set out in Clauses 7.4 and 7.5, the Investor shall:

(i)	Sign the minutes of the extraordinary general meeting in the form set out in Schedule 4.7.3 as subscriber of the Tranche 1 Investment shares.
(ii)
Effect and provide documentation that the total subscription amount of DKK xxxxxxxxxx  for the shares has been paid into the Company's client account with Hjulmand & Kaptain Advokatfirma, cf. Clause 4.4.

(iii)	sign the Exclusive Distribution Agreement attached hereto as Schedule 2.4.a.
(iv)	sign the Exclusive Distribution Agreement attached hereto as Schedule 2.4.b.

7.7
At Tranche 1 Closing, subject to the fulfilment of the Parties' respective obligations set out in Clauses 7.4 - 7.6, the Parties shall irrevocably instruct Hjulmand & Kaptain Advokat-firma to i) make or cause to be made any filings necessary or appropriate to register with the Danish Commerce and Companies Agency the decisions adopted at the extraordinary general meeting conducted pursuant to Clause 4 above and ii) to update the Company's registers of shareholders with the relevant Parties duly registered as shareholders of the Company with the respective nominal amounts. Hjulmand & Kaptain Advokatfirma shall be irrevocably instructed to carry out such actions as soon as possible following the Closing Date.

7.8
Each of the actions required to be performed at Tranche 1 Closing pursuant to Clauses 7.2 -7.7 above shall be deemed to have occurred at the same time and none of such actions shall be considered performed until and unless all such actions have been performed. Each Party acknowledges that Tranche 1 Closing shall not take place unless and until such actions have been completed or waived (as appropriate).

8.	Post Tranche 1 Closing obligations
8.1
The Company, the Founders and the Investor are obligated to take all necessary actions and to draft all necessary documents and adopt all resolutions in order to achieve the objects set forth in this Agreement.

9.	Post Tranche 1 Closing - other investments
9.1	In the period between Tranche 1 Closing, cf. Clause 7, and 31 May 2010, the Company is entitled to obtain further investments in the Company of an amount up to maximum DKK xxxxxxxxxx however, any such further investment must be completed as a cash capital increase. In the said period, the Company is obligated to refrain from adopting further capital increases and from issuing convertible bonds and/or warrants. However, the Company is entitled to issue up to maximum 24,000 warrants to employees or members of the Board of Directors, however with the exception of MB and AK, of the Company.

9.1.1
In case the Company adopts a cash capital increase, cf. Clause 9.1, the Company and the Founders severally and jointly undertake to ensure the Investor's pre-emptive rights according to article 30 in the Danish Public Companies Act (in Danish: Aktieselskabsloven) with the effect that the Investor shall be granted the right to subscribe for new shares at the same price and the same conditions as any such investor subscribing for new shares in the Company, in proportion with the Investor's shareholding post Tranche 1 Closing. Any such subscription of new shares by the Investor shall have no influence, neither in respect of the number of shares to be subscribed nor of the subscription price, on the Investors right to subscribe for new shares under Tranche 2 Investment.

9.1.2
In case the Company adopts a cash capital increase, cf. Clause 9.1, the Company and the Founders severally and jointly undertake to ensure that the Investor is granted a minimum of four (4) months to decide whether the Investor wants to subscribe for new shares in respect of a cash capital increase according to which the Investor has pre-emptive rights, cf. Clause 9.1.1. In case the Company decides that a capital increase cannot await the said four (4) months period, the Company and the Founders severally and jointly undertake to vote in favour of a warrant to be issued simultaneously with the decision to increase the share capital of the Company to the Investor according to which the Investor shall be entitled to subscribe for new shares at the same price and at the same conditions as any such investor subscribing for new shares in the Company in proportion with the Investor's shareholding post Tranche 1 Closing. Such a warrant shall be exercised within a period of four (4) months.

9.2
The Founders and the Company severally and jointly warrant to the Investor that new shares issued to external investors, cf, Clause 9.1, shall not in any sense, including but not limited to voting rights and right to receive payment of dividend, have better right than (i) the existing shares in the Company, (ii) the shares subscribed for by the Investor under Tranche 1 Investment, and (iii) the shares to be subscribed for by the Investor under Tranche 2 Investment.

10.	Tranche 2 Closing

10.1	Tranche 2 Closing

10.1.1
Subject to fulfilment of the requirements set forth in Clause 5, Tranche 2 Closing shall (at the written request of one of the Parties addressed to the Chairman of the Board of Direc-tdrf)-':tl^Splace not later than 31 May 2010. Tranche 2 Closing will take place at a place agreed between the Investor, the Company, AK and MB.

10.1.2	At the Tranche 2 Closing, the Investor, the Company and the Founders shall:

(i)	Conduct an extraordinary general meeting at which all decisions necessary to validly and legally implement the Investor's subscription of new shares are adopted,

(ii)	Sign and deliver all such documents and statements and perform any such actions applicable or necessary to complete the Tranche 2 Closing.

11.	Post Tranche 2 Closing obligations

11.1	For a period of three (3) years after Tranche 2 Closing, the Company and the Founders severally and jointly undertake:

(i)
not, directly or indirectly, to pass or vote in favour of any resolution, which, directly or indirectly, departs from the Investor's pre-emptive rights, cf. article 30 in the Danish Public Companies Act (in Danish: Aktieselskabsloven) with the effect that the Investor's shareholding in the Company is diluted, without the investor's prior written consent, and

(ii)
to ensure that the Investor is granted a minimum period of four (4) months to decide whether the Investor wants to subscribe for new shares in respect of a cash capital increase according to which the Investor has pre-emptive rights, cf. Clause 11.1. In case the Company decides that a capital increase cannot await the said four (4) months period, the Company and the Founders severally and jointly undertake to vote in favour of a warrant to be issued simultaneously with the decision to increase the share capital of the Company to the Investor according to which the Investor shall be entitled to subscribe for new shares at the same price and at the same conditions as any such investor subscribing for new shares in the Company in proportion with the Investor's shareholding post Tranche 2 Closing. Such a warrant shall be exercised within a period of four (4) months.

12.	Representations and warranties
12.1	The Founders and the Company severally and jointly represent and warrant to the Investor that at the date hereof:
12.1.1
Organisation: The Company is a duly organised Danish company (registered under CVR-no. 29 61 66 47), which is validly existing with all requisite power and authority to own and operate its business as it is now being conducted.

12.1.2	Articles of Association: The Company's current Articles of Association have been duly adopted by all necessary corporate action, and have been duly filed with the Danish Commerce and Companies Agency.
12.1.3
Share capital: Before the execution of the Step Plan the issued share capital of the Company is DKK 665,000 consisting of 665,000 shares. All of the authorized and allotted share capital of the Company is fully paid.

12.1.4
Shares: The shares are free and clear from all encumbrances and security interests of any kind, including but not limited to any liens, charges, options, warrants, claims, commitments or pre-emptive rights granted or committed to a third party for the purchase of the common shares. AK and MB individually inform that their shares have been pledged to Nordea Bank as security for AK's and MB's credit facilities in Nordea Bank. All shares belong to one share class and no shares have better rights than other shares in respect of voting rights, right to dividend, etc.

12.1.5	No approval or consent: The Company needs not obtain approval or consent from any governmental entity or third party in order to legally and validly execute and deliver this Agreement and the legal and valid offer and issuance of the Tranche 1 shares and for the performance of the obligations of the Company respectively, under any provisions of this Agreement.

12.1.6
Other interests: Apart from equity interests explicitly set out in this Agreement, no convertible promissory notes, option loans, options to acquire shares in the Company (or subsidiaries, if any), warrants or any other obligations relating to the equity or share capital of the Company have been issued and are currently in force. Except as required by law or explicitly set out in this Agreement, no holder of any securities of the Company is entitled to any pre-emptive or similar rights to purchase any securities of the Company from the Company, either as a result of this Agreement or any prior transactions. There are no rights of first refusal, put, redemption, repurchase or call rights or obligations, anti-dilution or registration rights, or voting right arrangements with respect to any shares of the Company's share capital other than as set forth herein, in the Articles of Association or in the Shareholders' Agreement.

12.1.7	Authorisation: This Agreement have been duly authorized by all necessary corporate action on behalf of the Company, have been duly executed and delivered by the Company and is valid and legally binding upon the Company enforceable in accordance with its terms and does not conflict with or result in a violation or breach of the Company's current articles of association or any agreement or understanding to which the Company is a party or any applicable law, rule, regulation or judgement in force of the date hereof.

12.1.8	Taxes: The tax returns, which have or ought to have been filed by the Company for any taxation purpose, have been filed in due time and have been prepared in accordance with all applicable Danish and foreign tax laws and are not subject to any actual dispute with the appropriate authorities. No claims related to the tax returns can be raised by any authorities, which are not fully reserved for in the latest audited accounts of the Company.

12.1.9
Accounts: The accounting records of the Company have been kept on a proper and consistent basis and except as set forth in the annual reports of the Company no change in the methods or bases of valuation or accountancy treatment have been made since the date of incorporation of the Company, the accounting records are up-to-date and contain complete and accurate details of the Business activities of the Company and of all matters required by the Danish Companies Accounts Act and the Danish Bookkeeping Act.

12.1.10
Assets: Apart from a company charge of DKK xxxxxxxxxxattached hereto as Schedule 12.1.10, the assets of the Company are free of all liens, charges, security interests, encumbrances and third party rights of any kind other than what is stated in the Accounts. The Company owns the assets necessary to run the present and presently planned business of the Company, except for leasing of hardware, furniture etc. made in the ordinary course of business.

12.1.11
Intellectual Property: The Company holds valid title to use all Intellectual Property and know-how to carry out its present and presently planned business. The employees of the Company have assigned to the Company any Intellectual Property within the Company's Field of Activity, which the employees have developed and own independently on reasonable terms. The Company's policies prohibit the use of unlicensed ("pirate") software. However, no assurance can be given that employees have fully complied with this policy. As of today no claims have been received nor notified. To the knowledge of the Founders and the Company, no third party is in any material way infringing any of the Intellectual Property rights necessary for the Company to carry out the business in all material respects as presently conducted. All renewal, application and other official registry fees and steps required for the maintenance, protection and enforcement of the Intellectual Property rights owned by the Company have been paid or taken. To the best of the Founder's and the Company's Knowledge, the activities of the Company are not infringing and have not infringed the Intellectual Property rights of any third party, no third party is alleging such infringement and the Company is not engaged in any dispute in which a party is claiming that the Company infringes the intellectual property rights of the third party.

12.1.12	Patents. The Company has full and exclusive title to the patents set forth in Schedule 12.1.12.a. The Company has full and exclusive title to the patent applications set forth in Schedule 12.1.12.b.
12.1.13	Permissions, Approvals etc.: The Company is in possession of all material permits, approvals and rights required for the conduct of the present business. To the knowledge of the Founders and the Company, no matters or conditions exist which may cause the revocation, limitation or restriction of one or more of such permits, approvals and rights.

12.1.14
Litigation: There are no pending law suits, arbitration, proceedings, actions of damages, complaints, public investigations, administrative methods or proceedings (jointly referred to as "Litigation") against the Company or in which the Company is involved and to the knowledge of the Founders and the Company no such Litigation is threatening.

12.1.15
Indebtedness: The Company has not incurred any unpaid indebtedness for money borrowed or guaranteed or assumed the liabilities of any other person or entity. Save as provided for in this Agreement, the Company has not undertaken any obligations with respect to guarantees or similar and have not signed or delivered any letters of comfort, letters of awareness or similar, except for product guarantees in the ordinary course of business. The Company is without long-term debt and/or any financial obligations in excess of approximately DKK xxxxxxxxxx    and has no overdue payables in excess of approximately DKK  xxxxxxxxxx The Company has a minimum of accounts receivables of approximately DKK xxxxxxxxxx At the date of signing of this Agreement the Company has a credit facility of DKKxxxxxxxxxx   in Nordea Bank. Nordea Bank has demanded that the credit facility shall be renegotiated no later that 1 October 2009. Further details in respect if indebtedness follows from Schedule 12.1.15.a and Schedule 12.1.15.b.

12.1.16
Compliance and Environmental Issues: The business and operations of the Company have been and are being conducted in all material respects in accordance with all applicable laws, rules and regulations of all governmental authorities. The ownership, use and operation by the Company of its assets and facilities at all times have been and on the Tranche 1 Closing date is in all material respects in compliance with all applicable Danish and foreign environmental laws. None of the Company's facilities have been disapproved by any Danish or foreign governmental authority, and the Company has obtained and are in possession of all environmental permits necessary for its business as conducted on the date hereof.

12.1.17
Insurance: The Company has taken out reasonable insurance policies considering the Company's activities, assets, interests, financial position and state of development. The Company's insurance policies are effective and no undisclosed liabilities exist thereunder.

12.1.18	Contracts: The Company is in all material respect in compliance with all contracts to which it is a party and to the knowledge of the Founder and the Company the other par-. ties to such contracts are in material compliance with the terms thereof. Save from Exclusive Distribution Agreement I and Exclusive Distribution Agreement II, the Company is not a party to any contract or arrangement, which restricts its freedom to carry on its business in any part of the world in such manner as it may think fit.

12.1.19
Employment: No member of the management or any other employee of the Company has advised the Company that he or she has any present plans to terminate his or her employment with the Company. The Company has complied in all material respects with all laws relating to the employment of labour, including provisions relating to wages, hours, equal opportunity, collective bargaining and payment of taxes, and the Company has not encountered any material labour difficulties. All of the Company's employees are subject to confidentiality and assignment of inventions agreements with the Company. No former employer of any of the Company's employees has any claim of any kind whatsoever in respect of any of the Company's Intellectual Property

12.1.20
Leases: The lease of the Company's premises in Majsmarken 1, DK-9500 Hobro is the only property used or occupied by the Company or in respect of which the Company has any estate, interest, right or liability. The lease is used and occupied for the purpose of the business, which is the permitted use under the current applicable planning and zoning legislation and any applicable lease. There are no agreements for sale, options, rights of pre-emption or similar matters affecting the lease or any other property. There are no outstanding requirements or recommendations of any competent authority relating to the lease

12.1.21	Business Information: The Company has taken reasonable measures to keep business information and know how confidential.
12.1.22
Minutes and Books: Since the date of incorporation of the Company the written minutes of general meetings and meetings of the Board of Directors reflect in all material respects, the decisions madeby the general meetings and the Board of Directors.

12.1.23	Miscellaneous: All material and relevant issues pertaining to the Tranche 1 Investment have been fully and fairly disclosed, and the Founders and the Company have exercised due diligence, and conducted due inquiry into all relevant matters. The Founders and the Company have given the Investor all and any information of importance to the Investor. There is no material fact or circumstance relating to the affairs of the Company, which has not been disclosed to the Investors representations and warranties made under this Agreement as set out in Clause 12.1 are ect to the Founders and the Company's actual knowledge as of the date of the signing of Agreement to the extent explicitly stated in the respective representations and warran-The knowledge of the Company shall be deemed to be the actual knowledge of Anders sgaard and Mads Bang.

13.	Representations and warranties from the investor

13.1
The Investor represents and warrants with respect to itself to the Founders and the Company that as of the date of the Tranche 1 Closing (i) the Investor is an entity duly organised and validly existing under the laws of the state of Delaware (ii) the Investor has full legal right, power and authority to enter into and perform its obligations under this Agreement, and the Agreement has been duly and validly authorised by all necessary corporate action on its behalf, have been duly executed and delivered by the Investor and is valid and legally binding upon the Investor enforceable in accordance with its terms and does not conflict with or result in a violation or breach of the Investor's current articles of association or any agreement or understanding to which the Investor is a party or any applicable law, rule, regulation or judgement in force of the date hereof and (iii) the Investor need not obtain approval or consent from any governmental entity or third party in order to legally and validly execute and deliver this Agreement and the legal and valid offer and subscription of the Tranche 1 shares and for the performance of the obligations of the Investor, under any provisions of this Agreement.

14.	Indemnification

14.1
Each of the representations and warranties included in Clauses 12.1 and 13.1 shall be construed as a separate and independent representation and warranty and shall not be limited or restricted by reference to any other representation or warranty.

14.2
In the event of a breach of any of the representations and warranties contained in Clause 12.1 and subject to Clause 14.4, the Founders and the Company shall jointly and severally indemnify and hold the Investor harmless from, against and in respect of any and all damage or loss incurred by the Investor resulting from or arising out of breach of a warranty (a "Loss").

14.3
In the event of a breach of any of the Investor's representations and warranties contained in Clause 13.1, the Investor shall indemnify and hold the Founders and the Company harmless from, against and in respect of any and all damage or loss incurred by the Founders and/or the Company resulting from or arising out of breach of a warranty (a Loss"). Indemnification under this Clause 14.3 shall be limited to an amount equal to the Investment made by the Investor.

14.4
At Tranche 1 Closing and on Tranche 2 Closing the Investor shall be entitled to require that the Founders and the Company make the same representations and warranties as set out in Clause 12.1 subject to any (new) disclosures in a disclosure letter to the Investor - such disclosure letter to be discretionarily drafted by the Founders and the Company. If such representations and warranties and/or disclosures in the disclosure letter are unsatisfactory to the Investor, the Investor shall be entitled to cancel Tranche 2 Closing.

14.5	For the avoidance of doubt the limitations pursuant to this Clause 14 shall not apply in case of gross negligence, wilful misconduct or fraud by the Founders or the Company.

15.	Remedies

15.1
The remedies provided for in Clause 15 shall be the exclusive remedies of the non-breaching Parties with respect to any breach of any representation or warranty or other obligation made or undertaken by the breaching Party in this Agreement. In particular, the Parties hereby renounce any right that they might have, or subsequently acquire, under the laws of Denmark, following Tranche 1 Closing to terminate or otherwise rescind the Agreement or to claim a proportional reduction of the subscription amount for Tranche 1 Investment (in Danish: "forholdsmasssigt afslag").

16.	Competing business

16.1
As long as the Founders (directly or indirectly) are shareholders in the Company and for a period of one (1) year thereafter the Founders shall be prohibited from commencing any business or being engaged by or in any other way directly or indirectly interested in (whether as owner, employee, agent, consultant or otherwise) any trade or business directly or indirectly competing with the Company's trade or business based on the technology used or owned by the Company. However, such business activity/activities shall be allowed for the Founders if the other Parties to this Agreement are offered an option to become co-owners of such business in proportion to their shareholding in the Company at the time of commencing such business.

16.2
In the event that one or more of the Founders breach this Clause the breaching Party(-ies) shall pay DKK 100,000 in liquidated damages (in Danish "konventionalbod") for each breach of this Clause in addition to any other Loss suffered by the Company. Where the breach is caused by the maintenance of a situation contrary to this Clause, one breach exists in each calendar month or fraction thereof in which such breach takes place. Payment of liquidated damages shall not terminate this Clause. The obligation to pay liquidated damages shall not exclude the Company from any other statutory relief including injunction and a breach of the obligation may be ended by the issue of a prohibitory injunction without provision of security.

17.	Confidentiality
17.1
Each Party undertakes not to use or disclose any Confidential Information unless (i) required to do so by law or pursuant to any order of court or other competent authority or tribunal (ii) required to do so by any applicable stock exchange regulations or the regulations of any other recognised market place (iii) such disclosure has been consented to by the other Party in writing (such consent not to be unreasonably withheld) or (iv) to its professional advisors who are bound to such party by a duty of confidence which applies to any information disclosed. If a Party becomes required, in circumstances contemplated by (i) or  (ii) to disclose any information, the disclosing Party shall use its reasonable endeavours to consult with the other Party prior to any such disclosure.

17.2
If this Agreement is terminated, irrespective of the cause of such termination, the Parties shall - and shall procure that its advisors - upon a request in writing from a Party, return or destroy any document containing Confidential Information, and any copy thereof. Notwithstanding the above, the Parties shall be entitled to retain one (1) copy solely for archival purposes and the Party's advisors shall be entitled to retain copies to the extent required by applicable law.

17.3
The Company shall be permitted to issue a press release disclosing that the Investor has invested in the Company, provided that the press release does not disclose the amount invested by the individual Investor and that the final form of the press release is approved in advance in writing by the Investor

17.4	Irrespective of Clause 17.1 the Parties are entitled to inform their respective equity holders and main creditors of the terms of this Agreement.
17.5
Irrespective of Clause 17.1 the Investor may after the Tranche 1 Closing date freely disclose, e.g. on Websites, its investment in the Company, with a description of i.e. the Company, and the size of the Investor's investment and/or the Investor's percentage of shares in the Company.

18.	Cost end expenses
18.1	All costs, fees and expenses incurred in connection with the Agreement and related documents shall be for each Party's own account.

19.	Separability of provisions
19.1
The provisions of this Agreement are independent and separable from each other and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other provision may be invalid or unenforceable in whole or in part.

19.1
If one or more of the provisions of this Agreement are held to be contrary to the laws of the Kingdom of Denmark or the laws of any other competent jurisdiction, the Parties agree that the offending provision(s) shall be amended in such a way as may be necessary in order that they should not be contrary to such laws and in a manner which maintains the contents of such clauses as closely as possible to the contents thereof originally intended by the Parties.

20.	Law and arbitration

20.1	This Agreement, including the schedules, shall be construed and applied according to Danish law.
20.2
Any dispute or controversy arising out of or in connection with this Agreement, its conclusion, implementation or any breach of its provisions or its termination shall - failing an amicable settlement - be settled with final and binding effect by arbitration in Copenhagen in accordance with the rules of the rules of the Danish Institute of Arbitration (Copenhagen Arbitration). The arbitration panel shall have two arbitrators and an umpire appointed by the institute unless the parties to the dispute agree otherwise. The Investor and the Company shall each appoint one arbitrator. The language of the arbitration shall be English unless the parties to the dispute agree otherwise.

21.	Schedules

21.1	The following schedules shall form an integral part of this Agreement:

Schedule 2.3.a:	Power Point Presentation of the Company.
Schedule 2.3:b:	Business Plan.
Schedule 2.4.a:	Exclusive Distribution and Manufacturing License Agreement I (vehicles).
Schedule 2.4.b:	Exclusive Distribution Agreement I (USA, Canada and Israel).
Schedule 2.3.b:	List of Warrants.

Schedule 4.8.2:	Articles of Association (following Tranche 1 Investment)
Schedule 4.9:	Minutes of extraordinary general meeting in the Company (Tranche 1 Investment).
Schedule 5.7.2:	Calculation example - Net Investment (Tranche 2 Investment).
Schedule 6.1:	Shareholders' Agreement.
Schedule 12.1.10:	Company charge.
Schedule 12.1.12.a:	List of Patents.
Schedule 12.1.12.b:	List of patent applications.
Schedule 12.1.15.a:	Balance sheet.
Schedule 12.1.15.b:	Cash flow budget.

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